Exhibit 10.1

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Employment Agreement (the “Amendment”) is effective as of the 23rd day of September, 2015, and is made by and among Hampton Roads Bankshares, Inc., a Virginia corporation having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, VA 23452 (“HRB”), Bank of Hampton Roads, a corporation organized under the laws of, and authorized by statute to accept deposits and hold itself out to the public as engaged in the banking business in, the Commonwealth of Virginia, having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, VA 23452 (“BHR” and together with HRB the “Employer”), and Donna W. Richards (the “Executive”).

WITNESSETH:

WHEREAS, on May 22, 2013, the Executive and the Employer entered into an employment agreement (the “Agreement”) whereby the Executive agreed to serve as President of BHR, which Agreement was amended on August 21, 2014 (“Amendment No. 1”);

WHEREAS, the parties now desire to amend the Agreement as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of the Executive’s loyal and dedicated service, the promises and mutual covenants contained herein, as well as payment to Executive by Employer of $100,000.00, less required withholding, upon execution of this Amendment No. 2 by Executive,  intending to be legally bound hereby, the parties hereto agree as follows:

1. Subparagraph (a) of Section 1 of the Agreement (Employment) is deleted in its entirety and replaced with the following:
(a)           The Executive will serve as President of BHR, President of HRB and Chief Operating Officer of HRB, and shall perform such services for the Employer as may be assigned to Executive by the CEO of HRB from time to time in accordance with the terms and conditions set forth in this Agreement.

2. Subparagraph (b) of Section 1 of the Agreement (Employment) is deleted in its entirety and replaced with the following:
(b)           The term of this Agreement shall commence on September 23, 2015 (“Effective Date”) and, subject to Section 5(a), will expire on the second anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 5 (the “Term”). On the second anniversary of the Effective Date, and on each anniversary thereafter, the Term shall be extended for an additional one year unless the Employer delivers written notice to the contrary to Executive not less than 90 days prior to the end of the Term. In the event Executive’s employment with the Employer continues after the expiration of the Term, Executive’s post-expiration employment will be at-will. Executive will not be entitled to any rights or benefits as a result of the expiration of this Agreement.

3. Subparagraph 5(d)(1)(i) of the Agreement (Termination of Employment, Change in Control) is deleted in its entirety and replaced with the following:
(i)           An amount equal to the sum of (A) 300% of her current rate of annual salary in effect immediately preceding such termination and (B) the average of her last two years’ annual bonus(es) earned (whether paid or unpaid due to restrictions imposed upon Employer under the TARP Capital Purchase Program); provided that such amount will be paid in a single lump sum cash payment on the date described in 5(i) below.

4. A new subparagraph (i) is added to Section 5 of the Agreement:
(i)           In addition, within 60 days of termination of the Executive’s employment, and as a condition of the Employer’s obligation to pay any severance under this Section 5, the Executive will execute and not timely revoke during any revocation period provided pursuant to such release, a release and waiver of claims reasonably satisfactory to the Employer.  In most instances, payment will be made or, in the case of installment payments, will begin as soon as practicable after such release is effective.

5. Except as expressly modified and amended, all terms, provisions and conditions of the Agreement, as amended by Amendment No. 1, will remain in full force and effect.

6. This Amendment may be executed in counterparts, each of which shall, for all purposes, be deemed an original, and all of such counterparts will together constitute one and the same amendment.

7. This Amendment will be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives and assigns.

8. This Amendment is effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Charles M. Johnston
Name:	Charles M. Johnston
Its:	Interim Chief Executive Officer

BANK OF HAMPTON ROADS

By:	/s/ Charles M. Johnston
Name:	Charles M. Johnston
Its:	Interim Chief Executive Officer

EXECUTIVE:

/s/ Donna W. Richards
Donna W. Richards